Exhibit 99.1

Press Release

Contacts:	Investor Relations Bonnie Mott Ikanos Communications 510-438-5360 bmott@ikanos.com	Media Relations Margo Westfall Ikanos Communications 510-438-6276 mwestfall@ikanos.com

Ikanos Communications Completes Acquisition of

Broadband Access Product Line from Conexant Systems, Inc.

FREMONT, Calif., August 24, 2009 — Ikanos Communications, Inc. (NASDAQ: IKAN), a leading provider of advanced broadband semiconductor and software products for the digital home, today announced that it has completed the acquisition of the Broadband Access product line from Conexant Systems, Inc.

“With the completion of this acquisition, Ikanos gains greater scale, an expanded product line, deeper technical expertise, and a broader global customer base,” said Michael Gulett, president and CEO of Ikanos. “All of these elements will help us accelerate the delivery of our strategic vision developing new offerings that extend multi-play services to and throughout the digital home.”

Under the terms of the agreement, Ikanos purchased Conexant’s Broadband Access product line for approximately $54 million in cash, excluding transaction costs, and the assumption of certain employee and facility related liabilities. Simultaneously, Ikanos received an investment of $42 million, excluding transaction-related expenses, from Tallwood Venture Capital, a leading investment firm focused on the semiconductor industry.

In addition, in accordance with the terms of the investment by Tallwood, George Pavlov, general partner of Tallwood Venture Capital, and Dado Banatao, managing partner and founder of Tallwood Venture Capital, have joined Ikanos’ Board of Directors. Pavlov and Banato will replace Gopal Venkatesh and Elizabeth Fetter who are stepping down from their seats on the board.

Craig Garen, former senior vice president and general manager of Conexant’s Broadband Access, has joined the Company as Chief Operating Officer.

About Ikanos Communications, Inc.

Ikanos Communications, Inc. (NASDAQ: IKAN) is a leading provider of advanced broadband semiconductor and software products for the digital home. The company’s multi-mode VDSL2/ADSLx, network processor and other offerings power access infrastructure and customer premises equipment for many of the world’s leading network equipment manufacturers and telecommunications service providers. For more information, visit www.ikanos.com.

© 2009 Ikanos Communications, Inc. All Rights Reserved. Ikanos Communications, Ikanos, the Ikanos logo, the Bandwidth without boundaries tagline, Fusiv, Fx, and FxS are among the trademarks or registered trademarks of Ikanos Communications. All other trademarks mentioned herein are properties of their respective holders.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This document contains forward-looking statements that are subject to risks and uncertainties concerning Ikanos Communications, including statements that the announced transaction is expected to allow the company to have the improved capability to meet global demand for broadband semiconductors. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. These potential risks and uncertainties include, but are not limited to, the complexity of combining the BBA business, effects of the on-going worldwide economic recession on our customers’ purchasing plans, our ability to deliver full production releases of our newer products and the acceptance of those products our customers, the continued demand by telecommunications service providers for ADSL and VDSL semiconductor products, the failure of service providers to implement deployment plans on schedule or at all. Important factors that may cause such a difference with respect to the Company’s ability to address demand, as well as the inability of Ikanos, to execute its plan for the combined business, to sell its expanded product lines in light of the current worldwide recession, to reduce and manage total operating costs of the business while continuing to meet product delivery commitments to current and prospective customers, to continue developing products on a schedule that meets customer and market-window requirements and to properly anticipate the future semiconductor product requirements for broadband communications to and through the home. In addition, for a more extensive discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Ikanos’ Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as well as other reports that Ikanos files from time to time with the Securities and Exchange Commission. Ikanos is under no obligation to update these forward-looking statements to reflect events or circumstances subsequent to date of this press release.

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